Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G, dated May 22, 2026 (the “Schedule 13G”), with respect to the Class A ordinary shares, par value US$0.000002 per share, of Luckin Coffee Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13G and each such amendment.

Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: May 22, 2026

Temasek Holdings (Private) Limited		Temasek Capital (China) Holdings Pte. Ltd.

By:	/s/ Jason Norman Lee	By:	/s/ Jason Norman Lee
	Name: Jason Norman Lee		Name: Jason Norman Lee
	Title: Authorized Signatory		Title: Authorized Signatory